EXHIBIT 99.1

The following table sets forth all acquisitions of common stock of the Issuer by the Reporting Persons during the sixty days preceding the filing of this Schedule 13D.

Reporting Person	Date	Number of Shares	Conversion/ Purchase Price	Warrant Shares	Transactions
Mr. Davis	01/07/09	79,741	$3.00		Acquired through automatic conversion of convertible debentures upon effective date of Issuer’s public offering

Mr. Davis	01/12/09	314,846	$0.50	314,846	Acquired through automatic conversion of convertible debt upon the closing date of Issuer’s public offering

Mr. Davis	1/12/09	224,890	$0.70	224,890	Acquired through automatic conversion of convertible debt upon the closing date of Issuer’s public offering

Mr. Davis	1/12/09	195,000	$1.00	195,000	Acquired through purchase of Units in Issuer’s public offering

Mr. Davis	2/6/09	140,163	$0.70		Automatic conversion of convertible debt into shares of common stock on date 30 days following the effective date of Issuer’s public offering

The Davis 401K	01/12/09	74,964	$0.70	74,964	Acquired through automatic conversion of convertible debt upon the closing date of Issuer’s public offering

Davis Associates	1/12/09	37,482	$0.70	37,482	Acquired through automatic conversion of convertible debt upon the closing date of Issuer’s public.